[KPMG LETTERHEAD]



                        Consent of Independent Auditors



The Board of Directors
S.Y. Bancorp, Inc.

We consent to incorporation by reference in registration statement numbers 33-25885, 33-96740 and 33-96742 on Form S-8 and 33-96744 on Form S-3 of S.Y.
Bancorp, Inc. of our report dated January 22, 1999, relating to the consolidated balance sheets of S.Y. Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the 1998 annual report on Form 10-K of S.Y. Bancorp, Inc.


                                       KPMG LLP


Louisville, Kentucky
March 15, 1999